Exhibit 15.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

November 10, 2016

Commissioners:

We are aware that our report dated November 10, 2016 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the nine month periods ended September 30, 2016 and 2015, included in the Company’s quarterly report on Form 6-K for the quarter ended September 30, 2016 and 2015, is incorporated by reference in the Registration Statement on Form F-3 (No. 333-206660) of the Company, dated August 28, 2015.

/s/ PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro - Brazil